FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports First Quarter 2014 Financial Results

San Francisco, USA & Shenzhen, China– May 12, 2014 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, and a battery management systems and battery recycling provider, today announced financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Net sales increased 19.5% year-over-year to $29.2 million
•	Robust growth in lithium battery segment – lithium battery net sales up 44.7% in the first quarter of 2014 over the first quarter of 2013; total lithium battery pieces sold increased 15.2%; and a 22.5% increase in volume per ampere hour, reflecting more sales of large format lithium batteries used in areas such as electric buses
•	Gross margin of 20.3%, improved 80 basis points over the first quarter of 2013
•	Net loss of $0.9 million, or $0.07 per diluted share including stock based expenses of $0.4 million.

Management Commentary

“The first quarter was transformational in Highpower’s corporate evolution,” said Mr. George Pan, Chief Executive Officer and Chairman of Highpower International. “We have achieved a number of important milestones since beginning the year, including: we received our first ever electric vehicle order for large format lithium polymer batteries to be used in electric buses; we became an approved supplier for two Fortune 500 companies, Philips from Europe and SONY from Asia; we began shipping product from our new Huizhou facility; we continued to grow into new innovative markets such as wearable products, mobile payment, and electric lawn mowers; we initiated the roll-out of our solar compatible energy storage system line of products; and we successfully accessed the capital markets to strengthen our balance sheet by over $5 million. We accomplished all of this while executing on our sales initiatives and delivering solid financial performance in what is typically our weakest quarter seasonally.

“We are excited that Highpower’s value and potential was acknowledged by institutional investors. This is the first time since we went public in 2008 that we raised capital in the equity markets. Over the past six years, we have experienced strong growth in terms of the breadth of our product offerings, technological advancements and global customer expansion. We have been disciplined on the timing of issuing new equity, with the goal of maximizing shareholder value. At present, our lithium battery business is experiencing robust growth and we believe this new capital will help us fund that growth and enable us to continue executing on our strategy of strengthening our global leadership position in the clean energy industry,” concluded Mr. Pan.

“We are pleased with our revenue growth and gross margin level during the first quarter as our business continues to expand with the ramp up of our new Huizhou facility. Our first quarter’s results have been on track with our forecast,” said Mr. Henry Sun, Chief Financial Officer of Highpower International. “With our recent key customer additions and other accounts we are working on in the pipeline, we believe that we are well positioned for growth throughout 2014.”

First Quarter 2014 Financial Results

Net sales for the first quarter ended March 31, 2014 totaled $29.2 million, a year-over-year increase of 19.5% compared with $24.4 million for the first quarter ended March 31, 2013. The increase in sales for the first quarter was primarily due to a $4.1 million increase in net sales of our lithium batteries and a $0.4 million increase in net sales of our Ni-MH batteries. The increase in the volume of lithium batteries sold during the quarter was primarily attributable to growth in global demand for mobile and portable products, and electrical vehicles, and the increase in the number of Ni-MH battery units sold was attributable to increased orders from our new customers.

First quarter 2014 gross profit increased to $5.9 million, as compared with $4.8 million for the first quarter of 2013. Gross profit margin was 20.3% of net sales for the first quarter of 2014, as compared with 19.5% for the first quarter of 2013. The year-over-year increase in gross profit margin for the first quarter of 2014 was primarily attributable to increasesin the average selling price of lithium batteries sold for the comparable period.

R&D spending was $1.8 million for the first quarter of 2014, as compared with $1.1 million for the comparable period in 2013, reflecting the expansion of our workforce to expand our research and development in lithium batteries, particularly in the area of new product development for the electrical vehicles and energy storage sectors.

Selling and distribution expenses were $1.5million for the first quarter of 2014, as compared with $1.4 million for the comparable period in 2013. The year-over-year increase in selling and distribution expenses was due to the expansion of our sales force and marketing activities, participation in industry trade shows, and international travel to promote and sell our products globally.

General and administrative expenses were $3.6 million for the first quarter of 2014, as compared with $2.8 million for the first quarter of 2013. The increase was due to the expansion of our workforce at our Huizhou facility. Included in this amount was non-cash share-based compensation expense of $0.4 million, up from $49,000 in the first quarter of 2013.

Net loss attributable to the Company for the first quarter of 2014 was $0.9 million, or $0.07per diluted share, based on 14.0 million weighted average shares outstanding. This compares with first quarter 2013 net loss attributable to the company of $0.6 million or $0.04 per diluted share, based on 13.6 million weighted average shares outstanding. The increase in net loss attributable to the Company is primarily attributable to the $0.4 million increase in non-cash share-based compensation expense between periods, and the $0.7 million increase in R&D spending on future products.

Balance Sheet

As of March 31, 2014, Highpower International had cash, cash equivalents and restricted cash totaling $26.6 million, total assets of $138.2 million, and stockholders’ equity of $34.0 million. Bank credit facilities totaled $54.1million at March 31, 2014, of which $28.9 million was utilized and $25.2 million was available as unused credit.

Subsequent to the end of the quarter, the Company completed a registered direct offering of 1,000,000 common stock sold to institutional investors at a price of $5.05 per share, including warrants to purchase an additional 500,000 shares of common stock with an exercise price of $6.33 per share. Net proceeds from the offering of approximately $4.7 million, after deducting the placement agent fees but prior to offering expenses, will used be for general corporate purposes, including research and development, sales and marketing, general and administrative, manufacturing, and capital expenditures.

Outlook

Based on our current expectations for global demand in the rechargeable battery market in 2014 and our continued shift toward mobile power sources, higher-value energy storage systems and transportation products, we are reaffirming our 2014 guidance of revenues to range between $150 million to $170 million and net income in the range of $2.5 million to $4.0 million.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-0843 from the U.S. or 480-629-9819 from outside the U.S. and referencing the reservation code 4682633. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com  or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies, and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements and involve risks and uncertainties, including, without limitation, the current economic downturn and uncertainty in the European economy adversely affecting demand for our products; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; changes in the laws of the PRC that affect our operations; our ability to manage the new facility and control both operating expenses and additional capital expenditures on equipment; the devaluation of the U.S. Dollar relative to the Renminbi; our dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes; our exposure to product liability, safety, and defect claims; rising labor costs, volatile metal prices, and inflation; changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products; and various other matters, many of which are beyond our control. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-310-622-8226

HPJ@finprofiles.com

– financial tables to follow –

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars except Number of Shares)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
	$	$

Net sales	29,160,314	24,399,372
Cost of sales	(23,229,369)	(19,636,192)
Gross profit	5,930,945	4,763,180

Research and development expenses	(1,811,952)	(1,102,468)
Selling and distribution expenses	(1,537,160)	(1,395,402)
General and administrative expenses, including share-based compensation	(3,571,280)	(2,805,391)
Gain (loss) on exchange rate difference	102,593	(39,947)
Gain (loss) on derivative instruments	(137,281)	109,948
Total operating expenses	(6,955,080)	(5,233,260)

Loss from operations	(1,024,135)	(470,080)

Other income	541,420	216,149
Interest expenses	(595,381)	(336,266)

Loss before taxes	(1,078,096)	(590,197)

Income taxes benefit (expenses)	92,151	(48,219)
Netloss	(985,945)	(638,416)

Less: netloss attributable to non-controlling interest	(50,796)	(29,536)
Net loss attributable to the Company	(935,149)	(608,880)

Comprehensive loss
Net loss	(985,945)	(638,416)
Foreign currency translation loss	(341,186)	(228,054)
Comprehensive loss	(1,327,131)	(866,470)

Less: comprehensive loss attributable to non-controlling interest	(61,433)	(34,218)
Comprehensive loss attributable to the Company	(1,265,698)	(832,252)

Loss per share of common stock attributable to the Company
- Basic and diluted	(0.07)	(0.04)

Weighted average number of common shares outstanding
- Basic and diluted	13,978,106	13,582,106

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	March 31,	December 31,
	2014	2013
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	5,137,477	7,973,459
Restricted cash	21,470,419	28,586,121
Accounts receivable, net	28,048,843	33,961,014
Notes receivable	1,526,360	1,014,891
Prepayments	5,448,693	4,969,743
Other receivables	1,079,497	1,063,656
Inventories	20,066,716	19,739,360

Total Current Assets	82,778,005	97,308,244

Property, plant and equipment, net	49,173,769	48,548,203
Land use right, net	4,356,203	4,421,415
Intangible asset, net	637,500	650,000
Deferred tax assets	1,213,139	802,225
Foreign currency derivatives assets	-	63,289

TOTAL ASSETS	138,158,616	151,793,376

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Foreign currency derivatives liabilities	73,980	-
Accounts payable	43,402,418	40,026,698
Deferred revenue	1,677,967	675,521
Short-term loan	25,453,672	36,142,105
Notes payable	19,113,705	25,271,256
Other payables and accrued liabilities	7,502,113	7,801,431
Income taxes payable	1,587,134	1,279,658
Current portion of long-term loan	1,951,124	1,967,536

Total Current Liabilities	100,762,113	113,164,205

Long-term loan	3,414,468	3,935,071

TOTAL LIABILITIES	104,176,581	117,099,276

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars except Number of Shares)

	March 31,	December 31,
	2014	2013
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 13,978,106 shares issued and outstanding at March 31, 2014 and December 31, 2013)	1,398	1,398
Additional paid-in capital	6,626,371	6,011,305
Statutory and other reserves	3,142,411	3,142,411
Retained earnings	17,455,726	18,390,875
Accumulated other comprehensive income	5,518,310	5,848,859

Total equity for the Company’s stockholders	32,744,216	33,394,848

Non-controlling interest	1,237,819	1,299,252

TOTAL EQUITY	33,982,035	34,694,100

TOTAL LIABILITIES AND EQUITY	138,158,616	151,793,376

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Netloss	(985,945)	(638,416)
Adjustments to reconcile netlossto net cash provided by operating activities
Depreciation and amortization	1,011,081	568,719
Allowancefor doubtful accounts	-	(4,252)
Loss on disposal of property, plant and equipment	37,244	36,903
Loss on derivative instruments	137,281	129,749
Deferred income tax	(418,906)	(111,704)
Share based payment	400,946	49,039
Changes in operating assets and liabilities
Accounts receivable	5,681,371	2,583,851
Notes receivable	(521,988)	(244,230)
Prepayments	(519,476)	(694,174)
Other receivable	(24,811)	35,795
Inventories	(493,677)	505,048
Accounts payable	3,911,914	1,698,223
Deferred revenue	1,012,063	-
Other payables and accrued liabilities	(237,561)	876,198
Income taxes payable	319,409	(254,421)
Net cash flowsprovided by operating activities	9,309,665	4,536,328

Cash flows from investing activities
Acquisition of plant and equipment	(2,403,047)	(3,025,300)
Net cash flows used in investing activities	(2,403,047)	(3,025,300)

Cash flows from financing activities
Proceeds from short-term bank loans	295,426	9,339,810
Repayment of short-term bank loans	(10,824,720)	(5,786,540)
Repayment of long-term bank loans	(489,708)	(477,981)
Proceeds from notes payable	6,192,247	5,474,476
Repayment of notes payable	(12,159,236)	(13,083,414)
Increase in restricted cash	6,920,453	945,392
Net cash flows used in financing activities	(10,065,538)	(3,588,257)
Effect of foreign currency translation on cash and cash equivalents	322,938	155,681
Net decrease in cash and cash equivalents	(2,835,982)	(1,921,548)
Cash and cash equivalents - beginning of period	7,973,459	6,627,334
Cash and cash equivalents - end of period	5,137,477	4,705,786

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	7,346	414,343
Interest expenses	595,381	336,266
Non-cash transactions
Accounts payable for construction in progress	797,753	2,189,363